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         FUND/SERV AND NETWORKING SUPPLEMENT TO PARTICIPATION AGREEMENT

This Fund/SERV and NETWORKING Supplement (the "Supplement") is made and entered into this 14 day of April, 2008, by and among OPPENHEIMER VARIABLE ACCOUNT FUNDS ("Funds"), OPPENHEIMERFUNDS, INC. ("Adviser") on its own behalf and on behalf of its division OppenheimerFunds Services ("Fund Agent")and COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY ("Insurance Company"), on its own behalf and on behalf of each separate account of the Insurance Company (each an "Account") identified in the Participation Agreement (as defined below).

WHEREAS, Insurance Company, the Funds, and the Adviser have entered into an Amended and Restated Participation Agreement dated as of May 1, 2000, as amended from time to time ("Participation Agreement"), which provides that the Funds will make available shares for purchase, exchange and redemption by the Insurance Company, on behalf of the Accounts, in order to fund variable annuity contracts and variable life insurance policies contracts ("Contracts") purchased by its customers ("Contract Holders"); and

WHEREAS, Insurance Company and Fund Agent are members in good standing of the National Securities Clearing Corporation ("NSCC") or otherwise have access to the NSCC's Fund/SERV system, which permits the transmission of trade and registration data between Insurance Company and Fund Agent;

WHEREAS, the parties wish to supplement the Participation Agreement as necessary to permit the transmission of purchase, exchange and redemption orders of Fund shares using the NSCC Fund/SERV system; and

WHEREAS, it is intended that the parties will participate with each other in NSCC's Networking system ("Networking") to enable the transmission of shareholder data between Fund Agent and Insurance Company with respect to the Funds, pursuant to certain matrix levels as described in the Standard Networking Agreement ("Networking Agreement") on file with the NSCC and incorporated herein by reference;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Fund, Adviser and Insurance Company hereby agree to supplement the Participation Agreement as follows:

1. TRANSACTIONS SUBJECT TO FUND/SERV AND NETWORKING.

(a) On each business day that the New York Stock Exchange is open for business on which the Funds determine their per share net asset values ("Business Day"), Fund Agent shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, and registration instructions from Insurance Company electronically through Fund/SERV ("Instructions"), without supporting documentation.

(b) Each party hereby agrees to participate in Networking with the other party pursuant to a mutually agreeable matrix or trust level established by the NSCC, in accordance with the terms and conditions of the Networking Agreement, as amended by this Supplement. In the event of


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any conflict between the terms of the Networking Agreement and the terms of this
Supplement, the terms of the Networking Agreement shall govern.

(c) Fund Agent acknowledges that Insurance Company may engage one or more agents to fulfill some or all of Insurance Company's responsibilities hereunder and that said agent(s) shall be authorized to act on Insurance Company's behalf and shall be entitled to collect, receive and transmit information directly to and from Fund Agent on Insurance Company's behalf. As between the Fund Agent and Insurance Company, Insurance Company represents and warrants that such agents have appropriate agreements in place with Insurance Company and if required, with the NSCC, to assume such delegated responsibilities.

2. OPERATING PROCEDURES.

The Operating Procedures governing the responsibilities of the Fund Agent and the Company under the Participation Agreement and this Supplement with respect to the purchase and redemption of Fund shares and share price communications as set forth in Schedule A attached hereto are hereby incorporated into the Participation Agreement, as Schedule A thereto. In the event that the NSCC's Fund/SERV system is not available, the parties agree that orders will be processed in accordance with the Manual Procedures set forth in Schedule A.

3. AS OF TRANSACTIONS.

Processing errors which result from any delay or error caused by Insurance Company may be adjusted through Fund/SERV by Insurance Company by the necessary corrective transactions on an as-of basis ("As Of Trade"); provided, however, that prior authorization must be obtained from Fund Agent if the corrective transaction is backdated more than five days or to a previous calendar year. Insurance Company shall promptly pay Fund Agent for any loss incurred by a Fund as a result of the As of Trade that results from a delay or error caused by the Insurance Company. Fund Agent shall have complete and sole discretion as to whether or not to accept an As Of Trade. If an As Of Trade is allowed by Fund Agent to be processed as of a particular Trade Date, Insurance Company warrants that the trade relates only to Instructions received by Insurance Company by the Close of Trading on Trade Date. Fund Agent reserves the right to process any As of Trade outside of Fund/SERV.

4. TRADE CONFIRMATION.

Any confirmation provided by Fund Agent to Insurance Company electronically through Fund/SERV and pursuant to this Supplement, shall satisfy the confirmation delivery obligations as outlined by SEC Rule 10b-10. Insurance Company hereby provides its informed consent to suppress the delivery of this information using paper-media. Insurance Company will promptly verify accuracy of confirmations of transactions and records received by Fund Agent through Fund/SERV.

5. OVERPAYMENTS


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(a). OVERPAYMENTS TO INSURANCE COMPANY. In the event of overpayment to Insurance
Company upon a redemption, where such overpayment is caused by Fund Agent's error, Insurance Company agrees to use best efforts to collect such overpayment from the Contract Holder. If, after such efforts, Insurance Company is not able to recover all of such overpayment, Insurance Company will cooperate with the attempts of Fund Agent or the relevant Fund to recover any portion of the overpayment, including providing Fund Agent with information reasonably available to Insurance Company as to the identity of the Contract Holder(s) from whom such remainder has not been recovered. If the overpayment proceeds are still in the custody of Insurance Company or the Contract Holder's account with Insurance Company, or if the overpayment is caused by Insurance Company's error, Insurance Company shall promptly repay such overpayment to Fund Agent after Insurance Company receives notice of such overpayment.

(b) OVERPAYMENTS TO FUND AGENT. In the event any overpayment is made to Fund Agent by Insurance Company, Fund Agent shall promptly repay such overpayment to Insurance Company after Fund Agent receives notice of such overpayment.

6. NETWORKING

This section 6 shall apply only between parties using Networking with each other from time to time:

(a) Each party represents to the other that it or its affiliate has executed and filed with the NSCC, and has not terminated, the Networking Agreement, and that it or its affiliate is eligible to use the NSCC's Networking service. Each party agrees to participate in Networking with the other under the terms of the Networking Agreement and in accordance with the rules, standards and procedures of the NSCC as in effect from time-to-time.

(b) The terms of the Networking Agreement, as supplement by this Section 6, shall be incorporated by reference herein. The provisions of Article III of the NETWORKING Agreement as incorporated by reference herein shall survive termination of this Agreement with respect to acts or omissions occurring prior to such termination and actions, claims, suits, complaints, proceedings or investigations resulting from or arising out such acts or omissions.

(c) Insurance Company shall be responsible for obtaining and maintaining all documentation and information (together, "Information"), and any changes to such Information, necessary to ensure that all Networking accounts are established and maintained in compliance with applicable laws and regulations, including, without limitation, tax laws and regulations. Insurance Company represents and warrants that (i) all such Information is, and shall remain, true and correct;
(ii) each taxpayer identification number or certificate of foreign status provided by Insurance Company to the Fund Agent has been certified, under penalties of perjury, by the Shareholder on the appropriate Internal Revenue Service form or a legally acceptable substitute; and (iii) Insurance Company shall hold available for provision to, or inspection by, regulatory authority, all Information required by law or regulation to be so held.

7. REPRESENTATIONS AND WARRANTIES


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(a) Fund Agent and Insurance Company each represents, warrants, and covenants to the other that:

     (i) it shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Supplement and as otherwise established by the NSCC in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV and Networking; and (b) the then current prospectuses and statements of additional information of the Fund;

     (ii) it shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Supplement;

     (iii) all trades, confirmations and other information provided by one party to the other party through the NSCC and pursuant to this Supplement shall be accurate, complete and, in the format prescribed by the NSCC. Each party shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and Networking and to limit the access to, and the inputting of data into, Fund/SERV and Networking to persons specifically authorized by such party; and

(b) To the extent Insurance Company has engaged one or more third parties (including affiliates of Insurance Company) to act as subcontractor(s) or agent(s) ("Agents") to perform services that Insurance Company is responsible for performing under this Supplement, Insurance Company has determined that each such Agent is capable of performing such services and shall take measures as may be necessary to ensure that such Agents perform such services in accordance with the terms of this Supplement and applicable law. Insurance Company shall be responsible for, and assume all liability for (including any obligation for indemnification) the actions and inactions of such Agents as if such services had been provided by Insurance Company.

8. TERMINATION; AMENDMENT.

This Supplement shall continue in effect until terminated, but shall terminate automatically if the Participation Agreement is terminated. Any party may terminate this Supplement at any time by written notice to the other 30 days prior to the termination date, but such termination shall not affect the payment or repayment of fees on transactions, if any, prior to the termination date. This Supplement may be amended at any time by mutual written agreement of both parties.


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9. CONFLICTING AGREEMENTS.

Except for the Participation Agreement and the Networking Agreement, this Supplement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, among the parties. In the event there is any conflict between this Supplement and the Networking Agreement, the terms and conditions of the Networking Agreement shall control. In the event there is any conflict between this Supplement and the applicable Participation Agreement, the terms and conditions of the Participation Agreement shall control.

10. ASSIGNMENT.

No party may assign this Supplement without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of either Party shall not constitute an assignment of this Supplement. Fund Agent acknowledges that Insurance Company may engage one or more agents to fulfill some or all of Insurance Company's responsibilities hereunder, which shall not constitute an assignment for the purposes of this Supplement.

11. GOVERNING LAW.

This Supplement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

12. SEVERABILITY.

If any provision of this Supplement is held to be invalid, the remaining provisions of the Supplement shall continue to be valid and enforceable.

13. NOTICE.

Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, or facsimile to the other parties at the address set forth below (or such other address as the parties may specify by written notice). Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first at:


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Funds:
                    OppenheimerFunds Distributor, Inc.
                    2 World Financial Center
                    225 Liberty Street
                    New York, NY 10281-1008
                    Attn: President

Adviser:
                    OppenheimerFunds Services
                    6803 South Tucson Way
                    Centennial, Colorado 80112
                    Attn: President

Insurance Company:
                    Michael A. Reardon
                    President and CEO
                    Commonwealth Annuity and Life Insurance Company 132 Turnpike Road. Suite 210
                    Southborough, MA 01772


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

14. WAIVER.

The failure of a party to insist upon strict adherence to any provision of this Supplement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Supplement.

IN WITNESS WHEREOF, the undersigned have caused this Supplement to be executed as of the date first above written.

                    OPPENHEIMER VARIABLE ACCOUNT FUNDS

                    By:/s/ Brian W. Wixted
                       -------------------------------------
                    Name: Brian W. Wixted
                    Title: Treasurer

                    OPPENHEIMERFUNDS, INC. on its own behalf and on behalf of its division
                    OPPENHEIMERFUNDS SERVICES

                    By:/s/ Christina Nasta
                       -------------------------------------
                    Name: Christina Nasta
                    Title: VP

                    COMMONWEALTH ANNUITY AND LIFE
                    INSURANCE COMPANY

                    By:/s/ Michael A. Reardon
                       -------------------------------------
                    Name: Michael A. Reardon
                    Title: President and CEO


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                                   SCHEDULE A

                              OPERATING PROCEDURES

     Unless otherwise defined below, all capitalized terms have the meanings specified in the Amendment and the Participation Agreement, each of which this
Exhibit is a part.

          I. FUND/SERV AND NETWORKING PROCEDURES

     A. TRANSMITTAL OF PORTFOLIO INFORMATION. With respect to each Portfolio, the Fund Agent will provide the Insurance Company or its agent, via the NSCC's Mutual Fund Profile System, with (i) the net asset value per share of the Portfolio (the "Share Price") on each Business Day, determined as of the time specified in the Portfolio's prospectus ("Close of Trading"); (ii) dividend and capital gains distribution information on ex-date; and (iii) in the case of fixed income and money market Portfolios which declare dividends daily, the daily accrual interest rate factor. The Fund Agent will use its best efforts to communicate such information to the Insurance Company or its designee via the NSCC's Mutual Fund Profile System by 7:00 p.m. Eastern Time each Business Day; provided, however, that the Fund Agent reserves the right to communicate the Share Price at a time later than 7:00 p.m. Eastern Time due to extraordinary or unforeseen circumstances. Fund Agent shall notify Insurance Company in the event that the Share Price information will be delayed and shall make available to Insurance Company, a contact person that is able to answer questions and provide information about the reason for the delay and when the information is expected to be provided.

     B. TRANSMITTAL OF ORDERS. The Insurance Company agrees that, unless otherwise agreed to in writing with the Fund Agent, orders for the purchase, exchange or redemption of Fund shares ("Instructions") received by the Insurance Company prior to the Close of Trading on any Business Day ("Day 1) will be transmitted to the Fund Agent via Fund/SERV and accepted by Fund/SERV prior to 6:00 a.m. Eastern Time on the following Business Day ("Day 2") (such orders are referred to as "Day 1 Trades"). Each transmission by the Insurance Company or its designee of a purchase, exchange or redemption order relating to a Business Day ("Order") will constitute a representation by the Insurance Company that such Order was based on Instructions that the Insurance Company received and accepted as being in good order prior to the Close of Trading on that Business Day, and that the Order included all purchase, exchange and redemption Instructions so received by the Insurance Company.

     In the event that Orders for any Business Day are not transmitted to the Fund Agent via Fund/SERV and accepted by Fund/SERV prior to 6:00 a.m. Eastern Time on Day 2, the Insurance Company or its designee shall transmit such Orders to the Fund Agent in accordance with the Manual Procedures below. If such Orders are not transmitted to the Fund Agent in accordance with the Manual Procedures, the Fund Agent reserves the right, in its sole discretion, to reject, reverse or re-price the Orders (notwithstanding that the Insurance Company may have received Fund/Serv confirmation of the Orders) and the Insurance Company will be responsible for reimbursement of any loss sustained by the Fund that may arise out of the improper transmittal of such Orders.


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     All Orders transmitted to the Fund Agent via Fund/SERV will be communicated in accordance with Fund/SERV rules, guidelines and procedures. The Insurance Company acknowledges that certain cash flows may be known on or before a trade date, and the Insurance Company agrees to use its reasonable efforts to notify the Fund Agent of such cash flows before such trade date.

     C. FUND/SERV CONFIRMATION. The Fund Agent, has established one or more master accounts on its mutual fund shareholder account recordkeeping system (each, a "T/A Account") reflecting the aggregate ownership of shares of each Portfolio of the Fund and all transactions involving such shares by the Insurance Company on behalf of the Accounts. The Fund Agent will transmit a confirmation via Fund/SERV that will set forth the number of Portfolio shares purchased, exchanged and redeemed, the beginning and ending share balances, and the net asset value per share.

     D. PRICING OF ORDERS. Day 1 Trades communicated to the Fund Agent as provided under Section C of these Fund/SERV Procedures will be effected at the Share Price for the applicable Portfolio on Day 1.

     E. SETTLEMENT. Day 1 Trades confirmed by the Fund Agent via Fund/SERV will settle in U.S. dollars in accordance with the Fund's profile within Fund/SERV applicable to the Insurance Company.

     F. DIVIDENDS AND OTHER DISTRIBUTIONS. The Fund Agent will furnish the Company or its designee notice of any dividends or other distributions payable on the shares of each Portfolio via Networking. Dividends and distributions with respect to a Portfolio will be automatically reinvested in additional shares of the Portfolio held by the T/A Account(s) and the Fund Agent will notify the Company or its agent, via Networking, as to the number of shares so issued.

     G. ACTIVITY REPORTING AND VERIFICATION. The Fund Agent will transmit or make available to the Insurance Company, via Networking (including DST Vision, Advisor Central, websites, or other electronic means), a report containing any transactions or other activity occurring in a T/A Account on a Business Day, including any Fund/SERV transactions, and the share balance for each T/A Account in accordance with Fund/SERV's Networking guidelines. The Insurance Company will promptly review and verify this information and immediately advise the Fund Agent in writing of any discrepancies between the Company's records and the balance in the T/A Account(s).

If the Insurance Company chooses not to utilize Networking, the Fund Agent will deliver to the Insurance Company a physical statement for the preceding calendar month reflecting the shares of each Portfolio held by the T/A Account(s) as of the end of such preceding month and all purchases, exchanges and redemptions by the Insurance Company of shares of a Portfolio during such preceding month. The Insurance Company will, immediately on receipt of any physical statement concerning an Account, verify the information contained therein against the information contained on the Insurance Company's record-keeping system and immediately advise the Fund Agent in writing of any discrepancies between such information.


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     The Fund Agent and the Insurance Company will cooperate to resolve any such discrepancies as soon as reasonably practicable.

     H. PROCESSING ADJUSTMENTS. In the event of any error or delay with respect to these Fund/SERV and Networking Procedures that is caused by the Fund Agent, the Fund Agent will make any adjustments on its accounting system necessary to correct such error or delay. The Insurance Company will make the corresponding adjustments on its record-keeping system. The Insurance Company and the Fund Agent will each provide the other with prompt notice of any errors or delays of the type referred to in these Fund/SERV and Networking Procedures.

     I. FUND/SERV UNAVAILABILITY. If the Fund/SERV and Networking systems are unavailable for any reason, or if it is otherwise impracticable to operate in accordance with these Fund/SERV and Networking Procedures, transactions shall be processed in accordance with the Manual Procedures outlined below.

          II. MANUAL PROCEDURES

     A. TRANSMITTAL OF PORTFOLIO INFORMATION. With respect to each Portfolio, the Fund Agent will provide the Company with (i) the Share Price determined as of the Close of Trading on each Business Day; (ii) dividend and capital gains distribution information on ex-date,; and (iii) in the case of fixed income and money market Portfolios which declare dividends daily, the daily accrual interest rate factor. The Fund Agent will use its best efforts to communicate, such information to the Company or its designee via facsimile or other method agreed upon by the parties by 7:00 p.m. Eastern Time each Business Day; however, the Fund Agent reserves the right to communicate the Share Price at a time later than 7:00 p.m. Eastern Time due to extraordinary or unforeseen circumstances. Fund Agent shall notify Insurance Company in the event that the Share Price information will be delayed and shall make available to Insurance Company, a contact person that is able to answer questions and provide information about the reason for the delay and when the information is expected to be provided.

     B. TRANSMITTAL OF ORDERS. The Insurance Company agrees that, unless otherwise agreed to in writing with the Fund Agent, Instructions received by the Insurance Company prior to the Close of Trading on any Business Day ("Day 1") will be transmitted to the Fund Agent by facsimile no later than 9:00 a.m. Eastern Time on the following Business Day ("Day 2") (such Orders are referred to as "Day 1 Trades"). Each transmission by the Insurance Company or its designee of a purchase, exchange or redemption order relating to a Business Day ("Order") will constitute a representation by the Insurance Company that such Order was based on Instructions that the Insurance Company received and accepted as being in good order prior to the Close of Trading on that Business Day, and that the Order included all purchase, exchange and redemption Instructions so received by the Insurance Company.

     All Orders transmitted to the Fund Agent will be communicated in U.S. dollars and will indicate the date of the transaction. On Business Days where there are no Orders, or where the net dollar amount for purchases and redemptions for an Account equals zero, the communication will so indicate. The Insurance Company acknowledges that certain cash flows may be known on


                                       10
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or before a trade date, and the Insurance Company agrees to use its reasonable efforts to notify the Fund Agent of such cash flows before such trade date.

     C. CONFIRMATION. All Orders transmitted in accordance with Section B of these Manual Procedures are subject to acceptance by the Fund Agent and shall become effective only upon confirmation by the Fund Agent, which confirmation shall be sent to the Company or its designee via mail.

     D. PRICING OF ORDERS. Day 1 Trades communicated to the Fund Agent by 9:00 a.m. Eastern Time on Day 2 will be effected at the Share Price for the applicable Portfolio on Day 1.

     E. SETTLEMENT.

        1. PURCHASE ORDERS. In the case of Day 1 Trades that constitute a net purchase (including exchanges) Order, the Insurance Company or its designee will arrange for a federal funds wire transfer of the net purchase amount to a custodial account designated by the Fund Agent by 3:00 p.m. Eastern Time on Day 2.

        2. REDEMPTION ORDERS. In the case of Day 1 Trades that constitute a net redemption (including exchanges) Order, the Fund Agent will arrange for a federal funds wire transfer of the net redemption amount to a bank account designated by the Insurance Company on Day 2, in no instance later than the time provided for in the applicable Portfolio's Prospectus.

        3. GENERALLY. Settlements will be in U.S. dollars. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. Transactions that are the subject of such Orders will be processed at the Share Price for the applicable Portfolio on the Business Day to which the Orders originally relate.

     F. DIVIDENDS AND OTHER DISTRIBUTIONS. The Fund Agent will furnish the Insurance Company or its designee written notice of any dividends or other distributions payable on the shares of each Portfolio, via facsimile or other method agreed upon by the parties. Dividends and distributions with respect to a Portfolio will be automatically reinvested in additional shares of the Portfolio held by the T/A Account(s) and the Fund Agent will notify the Insurance Company or its designee as to the number of shares so issued.

     G. ACTIVITY REPORTING AND VERIFICATION. The Fund Agent will deliver to the Insurance Company or its designee in writing, via facsimile or other method agreed upon by the parties (e.g., DST Vision, Advisor Central, websites, or other electronic means) a statement for the preceding calendar month reflecting the shares of each Portfolio held by the T/A Account(s) as of the end of such preceding month and all purchases, exchanges and redemptions by the Insurance Company of shares of a Portfolio during such preceding month. The Insurance Company will, immediately upon receipt of any statement concerning a T/A Account, verify the information contained therein against the information contained on the Insurance Company's record-keeping system and immediately advise the Fund Agent, in writing, of any discrepancies between such information. The Fund Agent and the Insurance Company will cooperate to resolve any such discrepancies as soon as reasonably practicable.


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     H. PROCESSING ADJUSTMENTS. In the event of any error or delay with respect to these Manual Procedures that is caused by the Fund Agent, the Fund Agent will make any adjustments on its (or its transfer agent's) recordkeeping system necessary to correct such error or delay. The Insurance Company will make the corresponding adjustments on its record-keeping system. The Insurance Company and the Fund Agent will each provide the other with prompt notice of any errors or delays of the type referred to in these Manual Procedures.


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